Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 15, 2018, with respect to the consolidated financial statements, schedule, and internal control over financial reporting of Cognex Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ Grant Thornton LLP

Boston, Massachusetts

May 7, 2018